AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 dated August 7, 2007 (this “Amendment”) is to the Rights Agreement dated March 12, 2002 (the “Agreement”), by and between Aptimus, Inc. (the “Corporation”) and Mellon Investor Services LLC (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, from time to time the Corporation’s Board of Directors may consider proposals regarding a merger, consolidation, share exchange, business combination, reorganization, tender offer or other similar transaction involving the Corporation;

WHEREAS, in the event that the Corporation’s Board of Directors approves such a transaction, the Corporation and/or its Affiliates or Associates may be required to enter into an agreement and plan of merger, agreement and plan of reorganization, voting agreement, proxy and/or similar contract with the acquiring person in such a transaction;

WHEREAS, the Corporation’s Board of Directors desires to confirm that entering into such a contract pursuant to such an approved transaction is intended to fall within the scope of a “Permitted Offer” under the Agreement and that any outstanding Rights under the Agreement expire immediately prior to the consummation of such an approved transaction; and

WHEREAS, pursuant to Section 27 of the Agreement, the Corporation may and the Rights Agent shall, if the Corporation so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares.

NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties hereby agree as follows.

Section 1. AMENDMENT

a. Section 1(l) of the Agreement is hereby amended and restated as follows:

“Permitted Offer” shall mean a tender or exchange offer or a merger, consolidation, share exchange, business combination, reorganization or other similar transaction or combination thereof which, in each case, involves all outstanding Common Shares at a price and on terms determined, prior to the consummation of such proposed transaction(s), by at least a majority of the members of the Board of Directors who are not officers of the Corporation and who are not Acquiring Persons or Persons who would become Acquiring Persons as a result of the proposed transaction(s) in question or Affiliates, Associates, nominees or representatives of any such Person, to be adequate (taking into account all factors that such Directors deem relevant, including, without limitation, prices that could reasonably be achieved if the Corporation or its assets were sold on an orderly basis designed to realize maximum value) and otherwise in the best interests of the Corporation and its Stockholders (other than the Person or any Affiliate or Associate thereof on whose behalf the transaction(s) are being proposed) taking into account all factors that such directors may deem relevant (such a proposed transaction that is so approved by the Board of Directors shall be referred to herein as a “Permitted Transaction”). For the avoidance of doubt, a "Permitted Offer" and a "Permitted Transaction" shall include without limitation the merger and voting agreement and proxies contemplated by that certain Agreement and Plan of Merger of even date herewith, by and among the Corporation, Apollo Group, Inc. and Asteroid Acquisition Corporation, as it may be amended from time to time.

b. Section 7(a) of the Agreement is hereby supplemented and amended by deleting the word “or” that immediately precedes clause (iv) and inserting the following clause at the end of Section 7(a):

or (v) immediately prior to the consummation of a Permitted Transaction.

Section 2. AGREEMENT AND PLAN OF MERGER

The Rights Agent shall not be subject to, nor required to interpret or comply with, nor determine if any Person has complied with, the Agreement and Plan of Merger mentioned above, even though reference thereto may be made in this Amendment and the Agreement.

Section 3. COMPLIANCE CERTIFICATION AND DIRECTION

The undersigned officer of the Corporation, being an appropriate officer of the Corporation, hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Agreement and hereby directs the Rights Agent to execute this Amendment.

Section 4. EFFECT OF AMENDMENT

Except as set forth herein, all other terms of the Agreement shall remain unmodified and remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the date and year first written above.

CORPORATION:

APTIMUS, INC.

By:	/s/ David H. Davis
Name: David H. Davis Title: General Counsel/Secretary

RIGHTS AGENT:

MELLON INVESTOR SERVICES LLC

By:	/s/ Thomas L. Cooper
Name: Thomas L. Cooper Title: Client Relationship Executive